Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Appoints Joe Harris to Its Board of Directors

SOUTH ORANGE, NJ, September 8, 2022 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration and pathogen detection solutions to the medical and commercial markets, today announced the appointment of Joe Harris to its Board of Directors.

“We are excited that Joe is joining our board,” said Andy Astor, President and Chief Executive Officer of Nephros. “He brings years of financial, sales, and marketing acumen to the board, with experience in both large and small healthcare ventures.”

“I am thrilled to join the Nephros board,” said Joe Harris. “I believe Nephros is at an exciting point as they continue to focus on sales momentum and continued growth. With over 20 years of sales management experience in healthcare with large organizations and start-ups, I look forward to helping the company build on its foundation and achieve greater success.”

Joe Harris is currently the Midwest, Sales Director at Murj. Previous positions have included East, Areas Sales Director at HeartFlow, Inc., Midwest Regional Sales Director at BIOTRONIK, and Regional Sales Manager at Boston Scientific. Joe is also a U.S. Army veteran. He received his B.S. in Systems Engineering Economics from the United States Military Academy at West Point, and his MBA in Marketing Finance from the University of Michigan.

About Nephros

Nephros, Inc. is a company committed to improving the human relationship with water through leading, accessible technology. We provide innovative filtration and pathogen detection as part of an integrated approach to water safety that combines science, solutions, and support services. Nephros products serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency responses for water management.

For more information about Nephros, please visit nephros.com.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by such law. These forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements include statements regarding Nephros’s expected growth in revenue and financial performance, as well as other statements that are not historical facts. These statements may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including the impact of the ongoing COVID-19 pandemic, changes in business, economic and competitive conditions, Nephros’s ability to obtain market acceptance of its products, the availability of capital when needed, dependence on third-party manufacturers and researchers, regulatory reforms. These and other risks and uncertainties are detailed in Nephros’s most recent Annual Report on Form 10-K and such other reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release to reflect subsequent events or circumstances.

Investor Relations Contacts:

Kirin Smith, President
PCG Advisory, Inc.
(646) 823-8656
ksmith@pcgadvisory.com

Andy Astor, CEO
Nephros, Inc.
(201) 345-0824
andy.astor@nephros.com

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